                                                               EXHIBIT 99.(g)(3)


                                   PART 1
                            FINANCIAL INFORMATION

                    SANTA BARBARA BANCORP & SUBSIDIARIES
                   Consolidated Balance Sheets (Unaudited)
               (dollars in thousands except per share amount)

                                                 September 30, December 31,
                                                     1996          1995
                                                 -----------    -----------
 Assets:
 Cash and due from banks ......................  $    59,704    $    74,746
 Federal funds sold ...........................       35,000         65,000
                                                 -----------    -----------
 Cash and cash equivalents ....................       94,704        139,746
                                                 -----------    -----------
 Securities (Note 4):
 Held-to-maturity .............................      283,827        231,730
 Available-for-sale ...........................      137,903        125,835
 Bankers' acceptances .........................       44,085        139,294
 Loans, net of allowance of $15,894 at
 September 30, 1996 and $12,349 at
 December 31, 1995 (Note 5) ...................      588,201        546,452
 Premises and equipment, net (Note 6) .........        7,094          8,149
 Accrued interest receivable ..................        7,840          7,981
 Other assets (Note 7) ........................       14,474         13,174
                                                 -----------    -----------
 Total assets .................................  $ 1,178,128    $ 1,212,361
                                                 ===========    ===========

 Liabilities:
 Deposits:
 Demand deposits ..............................  $   159,652    $   158,122
 NOW deposit accounts .........................      132,642        148,027
 Money Market deposit accounts ................      393,534        427,198
 Savings deposits .............................       92,688         94,124
 Time deposits of $100,000 or more ............       93,175         76,438
 Other time deposits ..........................      160,818        150,111
                                                 -----------    -----------
 Total deposits ...............................    1,032,509      1,054,020
 Securities sold under agreements
 to repurchase and Federal funds purchased ....       31,124         51,316
 Other borrowed funds .........................        1,000          1,210
 Accrued interest payable and other liabilities        7,079          4,818
                                                 -----------    -----------
 Total liabilities ............................    1,071,712      1,111,364
                                                 -----------    -----------
 Shareholders' equity:
 Common stock (no par value;
   $.67 per share stated value;
   20,000 authorized; 7,641
   outstanding at September 30, 1996
   and 7,679 at December 31 ...................        5,094          5,119
 Surplus ......................................       37,198         39,191
 Unrealized loss on securities
 available for sale ...........................         (195)          (179)
 Retained earnings ............................       64,319         56,866
                                                 -----------    -----------
 Total shareholders' equity ...................      106,416        100,997
                                                 -----------    -----------
 Total liabilities and shareholders ...........  $ 1,178,128    $ 1,212,361
                                                 ===========    ===========

       See accompanying notes to consolidated condensed financial statements

                    SANTA BARBARA BANCORP & SUBSIDIARIES
                Consolidated Statements of Income (Unaudited)
               (dollars in thousands except per share amounts)

                                     For the Nine-Month      For the Three-Month
                                        Periods Ended           Periods Ended
                                        September 30,           September 30,
                                    --------------------    --------------------
                                       1996        1995        1996        1995
                                    --------    --------    --------    --------
Interest income:
Interest and fees on loans .....    $ 41,989    $ 40,018    $ 13,253    $ 12,566
Interest on securities .........      19,214      17,375       6,899       5,948
Interest on Federal funds sold .       2,345       1,935         510       1,024
Interest on bankers' acceptances       3,018       2,041         550         553
                                    --------    --------    --------    --------
Total interest income ..........      66,566      61,369      21,212      20,091
                                    --------    --------    --------    --------
Interest expense:
Interest on deposits ...........      24,536      23,421       8,090       8,356
Interest on securities sold
  under agreements to repurchase
  and Federal funds purchased ..       1,512         961         349         391
Interest on other borrowed funds          41          61          12          13
                                    --------    --------    --------    --------
Total interest expense .........      26,089      24,443       8,451       8,760
                                    --------    --------    --------    --------
Net interest income ............      40,477      36,926      12,761      11,331
Provision for loan losses ......       4,264       8,874        --         3,910
                                    --------    --------    --------    --------
Net interest income after
provision for loan loss ........      36,213      28,052      12,761       7,421
                                    --------    --------    --------    --------
Other income:
Service charges on deposits ....       3,395       3,172       1,144       1,056
Trust fees .....................       6,296       5,042       2,050       1,686
Other service charges,
  commissions and fees .........       4,823       4,740       1,353       1,130
Net loss on securities transactions     (759)        (22)       (104)       --
Other income ...................         347         360         121         169
                                    --------    --------    --------    --------
Total other income .............      14,102      13,292       4,564       4,041
                                    --------    --------    --------    --------
Other expense:
Salaries and benefits ..........      19,210      17,550       6,589       5,927
Net occupancy expense ..........       3,387       3,094       1,131       1,080
Equipment expense ..............       1,909       1,937         623         652
Net loss (gain) from operating
  other real estate ............         189          30          99          46
Other expense ..................       9,151       9,355       3,050       1,547
                                    --------    --------    --------    --------
Total other expense ............      33,846      31,966      11,492       9,252
                                    --------    --------    --------    --------
Income before income taxes .....      16,469       9,378       5,833       2,210
Applicable income taxes ........       5,119       2,392       2,128         493
                                    --------    --------    --------    --------
Net income .....................    $ 11,350    $  6,986    $  3,705    $  1,717
                                    ========    ========    ========    ========

Earnings per share .............    $   1.48    $   0.91    $   0.48    $   0.22


       See accompanying notes to consolidated condensed financial statements.

                    SANTA BARBARA BANCORP & SUBSIDIARIES
              Consolidated Statements of Cash Flows (Unaudited)
                           (dollars in thousands)

                                                          For the Nine Months
                                                          Ended September 30,
                                                           1996         1995
                                                        ----------   ----------
Cash flows from operating activities:
Net Income ...........................................   $  11,350    $   6,986
Adjustments to reconcile net income to net cash
  provided by operations:
Depreciation and amortization ........................       1,528        1,408
Provision for loan losses ............................       4,264        8,874
Provision (benefit) for deferred income taxes ........      (2,184)       1,329
Net amortization of investment securities
  discounts and premiums .............................      (1,575)        (428)
Net change in deferred loan origination and
  extension fees and costs ...........................         475           87
Decrease in accrued interest receivable ..............         141           78
Increase (decrease) in accrued interest payable ......        (145)         196
Decrease (increase) in fee income receivable .........         101       (2,242)
Decrease (increase) in prepaid expenses ..............         (31)         170
Increase (decrease) in accrued expenses ..............         960       (1,739)
Net loss (gain) on sale of OREO ......................          85           45
Net loss on securities transactions ..................         758           --
Other operating activities ...........................       1,811        1,590
                                                         ---------    ---------
Net cash provided by operating activities ............      17,538       16,354
                                                         ---------    ---------
Cash  flows  from  investing  activities:
Proceeds  from  call or  maturity  of securities:
Available-for-sale ...................................      50,350       36,743
Held-to-maturity .....................................      23,663       10,081
Purchase of securities:
Available-for-sale ...................................    (185,171)     (52,577)
Held-to-maturity .....................................     (72,445)      (5,324)
Proceeds from sale of securities:
Available-for-sale ...................................     121,210           --
Proceeds from maturity of bankers' acceptances .......     222,654      108,470
Purchase of bankers' acceptances .....................    (128,274)     (77,440)
Net increase in loans made to customers ..............     (48,070)     (43,349)
Disposition of property from defaulted loans .........       1,557          294
Purchase or investment in premises and equipment .....        (476)      (2,369)
                                                         ---------    ---------
Net cash used in investing activities ................     (15,002)     (25,471)
                                                         ---------    ---------
Cash flows from financing activities:
Net increase (decrease) in deposits ..................     (21,511)      21,410
Net increase (decrease) in borrowings with
  maturities of 90 days or less ......................     (20,401)      24,995
Proceeds from issuance of common stock ...............       1,081          204
Payments to retire common stock ......................      (3,099)        (866)
Dividends paid .......................................      (3,648)      (3,072)
                                                         ---------    ---------
Net cash provided by (used in) financing activities ..     (47,578)      42,671
                                                         ---------    ---------
Net increase (decrease) in cash and cash equivalents .     (45,042)      33,554
Cash and cash equivalents at beginning of period .....     139,746       84,630
                                                         =========    =========
Cash and cash equivalents at end of period ...........   $  94,704    $ 118,184
                                                         =========    =========

Supplemental disclosure:
Cash paid for the nine months ended:
Interest .............................................   $  25,944    $  24,248
Income taxes .........................................   $   6,150    $   3,110

    See accompanying notes to consolidated condensed financial statements

                   Santa Barbara Bancorp and Subsidiaries
                 Notes to Consolidated Financial Statements
                             September 30, 1996
                                 (Unaudited)

1.   Principles of Consolidation

The consolidated financial statements include the parent holding company, Santa Barbara Bancorp ("Company"), and its wholly owned subsidiaries, Santa Barbara Bank & Trust ("Bank") and Sanbarco Mortgage Company ("Mortgage Company"). Material intercompany balances and transactions have been eliminated.

2.   Earnings Per Share

Net earnings per common and common equivalent share are computed based on the weighted average number of shares outstanding during the period. There are no common stock equivalents that cause dilution in earnings per share in excess of 3 percent. For the nine- and three-month periods ended September 30, 1996 and 1995, the weighted average shares outstanding were as follows:


                                 Nine-Month Periods        Three-Month Periods
                                 Ended September 30,       Ended September 30,
                                  1996        1995          1996          1995

         Weighted average
         shares outstanding    7,643,664   7,678,858     7,640,472     7,657,950

3.   Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in a condensed format, and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of Management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been reflected in the financial statements. However, the results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. Certain amounts reported for 1995 have been reclassified to be consistent with the reporting for 1996.

For the purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and Federal funds sold.

4.   Securities

The Company's securities are classified as either "held-to-maturity" or "available-for-sale." Only those securities for which the Company has the ability and positive intent to hold to maturity may be classified as held-to-maturity. Securities which meet these criteria are accounted for at their amortized historical cost. That is, these securities are carried at their purchase price adjusted for the amortization of any premium or discount irrespective of later changes in their market value prior to maturity.

Securities which might be sold for liquidity purposes, sold in response to interest rate changes, or sold to restructure the maturities of the portfolio to better match deposit maturities or complement the maturity characteristics of the loan portfolio are considered available-for-sale. These securities are reported in the financial statements at fair market value rather than at amortized cost. The after-tax effect of unrealized gains or losses is reported as a separate component of shareholders' equity. Changes in the unrealized gains or losses are shown as increases or decreases in this component of equity, but are not reported as gains or losses in the statements of income of the Company.

The Company has reclassified a few U.S. agency securities from "available-for-sale" to "held-to-maturity." These securities have a current book value of $34.6 million. As required by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"), the securities were transferred at their then fair value which was lower than their amortized cost. This unrealized loss, net of tax, is included in the separate component of shareholders' capital, and is being amortized against the interest income for the securities over the respective lives of the securities. This amount, approximately $137,000 at September 30, 1996 and $315,000 at December 31, 1995, is the reason that the separate component of capital does not equal the net unrealized losses related to the securities classified as "available-for-sale" times the combined Federal and state tax rate of approximately 41%.

During the third quarter of 1995, the Bank became a member of the Federal Reserve System. As a member, it is required to purchase stock in the Federal Reserve Bank equal to a percentage of the Bank's capital. By regulation, this stock is classified as available-for-sale, but it has no market value other than its purchase price. Therefore, it is shown on a separate line in the next table.

Book and market values of securities are as follows:

                                                  Gross      Gross     Estimated
                                     Amortized Unrealized  Unrealized   Market
                                        Cost      Gains      Losses      Value
                                     -------------------------------------------
                                                   (in thousands)
September 30, 1996:
Held-to-maturity:
U.S. Treasury obligations .........   $145,577   $    103   $ (1,314)   $144,366
U.S. agency obligations ...........     52,175        464       (658)     51,981
State and municipal securities ....     86,075     12,952         (4)     99,023
                                      --------   --------   --------    --------
Total held-to-maturity ............    283,827     13,519     (1,976)    295,370
                                      --------   --------   --------    --------
Available-for-sale:
U.S. Treasury obligations .........    107,956        220       (195)    107,981
U.S. agency obligations ...........         --         --         --          --
Collateralized mortgage
  obligations .....................     29,559         67       (192)     29,434
Equity Securities .................        488         --         --         488
                                      --------   --------   --------    --------
Total available-for-sale ..........    138,003        287       (387)    137,903
                                      --------   --------   --------    --------

Total Securities ..................   $421,830   $ 13,806   $ (2,363)   $433,273
                                      ========   ========   ========    ========

December 31, 1995:
Held-to-maturity:
U.S. Treasury obligations .........   $ 97,528   $    775   $     --    $ 98,303
U.S. agency obligations ...........     51,826        983       (143)     52,666
State and municipal securities ....     82,376     15,913         --      98,289
                                      --------   --------   --------    --------
Total held-to-maturity ............    231,730     17,671       (143)    249,258
                                      --------   --------   --------    --------
Available-for-sale:
U.S. Treasury obligations .........    100,090        316       (122)    100,284
U.S. agency obligations ...........     25,026         37         --      25,063
Equity Securities .................        488         --         --         488
                                      --------   --------   --------    --------
Total available-for-sale ..........    125,604        353       (122)    125,835
                                      --------   --------   --------    --------
Total Securities ..................   $357,334   $ 18,024   $   (265)   $375,093
                                      ========   ========   ========    ========

In November, 1995, the Financial Accounting Standards Board ("the FASB") issued a guide to implementing SFAS 115. The guide permitted holders of debt securities a one-time opportunity to transfer securities from their held-to-maturity classification to available-for-sale without calling into question the holder's ability and intent to hold to maturity any securities still classified as held-to-maturity. Under this "window of opportunity," the Company transferred securities with an amortized cost of $144 million from the held-to-maturity classification to available-for-sale. The unrealized gains and losses on these securities totaled $683,000 and $986,000, respectively. $94 million of these reclassified securities were sold prior to December 31, 1995.

The Company does not expect to realize any significant amount of the unrealized gains shown above for the held-to-maturity securities unless the securities are called prior to maturity. The Company does not expect to realize any of the unrealized losses related to the securities in the held-to-maturity portfolio because, consistent with their classification under the provisions of SFAS 115, it is the Company's intent to hold them to maturity. At that time the par value will be received. Losses may be realized on securities in the available-for-sale portfolio.

                                              Held-to-    Available-
                                              Maturity     for-Sale      Total
                                              ----------------------------------
                                                        (in thousands)
September 30, 1996:
Amortized cost:
In one year or less .....................     $ 50,126     $ 35,023     $ 85,149
After one year through five years .......      192,147      102,492      294,639
After five years through ten years ......       14,384           --       14,384

After ten years .........................       27,170           --       27,170
Equity Securities .......................           --          488          488
                                              --------     --------     --------
                                              $283,827     $138,003     $421,830
                                              ========     ========     ========

Estimated market value:
In one year or less .....................     $ 50,486    $  35,165     $ 85,651
After one year through five years .......      196,563      102,250      298,812
After five years through ten years ......       18,202           --       18,202
After ten years .........................       30,119           --       30,119
Equity Securities .......................           --          488          488
                                              --------     --------     --------
                                              $295,370     $137,903     $433,273
                                              ========     ========     ========

December 31, 1995:
Amortized cost:
In one year or less .....................     $ 32,414     $ 55,135     $ 87,549
After one year through five years .......      151,560       69,981      221,541
After five years through ten years ......       21,823           --       21,823
After ten years .........................       25,933           --       25,933
Equity Securities .......................           --          488          488
                                              --------     --------     --------
                                              $231,730     $125,604     $357,334
                                              ========     ========     ========
Estimated market value:
In one year or less .....................     $ 32,522     $ 55,172     $ 87,694
After one year through five years .......      158,803       70,175      228,978
After five years through ten years ......       27,978           --       27,978
After ten years .........................       29,955           --       29,955
Equity Securities .......................           --          488          488
                                              --------     --------     --------
                                              $249,258     $125,835     $375,093
                                              ========     ========     ========

The book value and estimated market value of debt securities by contractual maturity are shown above. Expected maturities may differ from contractual maturities because certain issuers may have the right to call or prepay obligations. Depending on the contractual terms of the security, the Company may receive a call or prepayment penalty.

5.   Loans

The balances in the various loan categories are as follows:


                                                 September 30,   December 31,
                                                      1996           1995
                                                        (in thousands)
Real estate:
Residential .........................              $171,617        $142,143
Non-residential .....................               192,851         179,272
Construction ........................                15,572          20,846
Commercial loans ....................               142,187         144,011
Home equity loans ...................                32,535          34,597
Consumer loans ......................                39,556          28,494
Municipal tax-exempt obligations ....                 7,222           7,573
Other loans .........................                 2,555           1,865
                                                   --------        --------
Total loans .........................              $604,095        $558,801
                                                   ========        ========

The loan balances at September 30, 1996 and December 31, 1995, are net of approximately $2,614,000 and $1,990,000, respectively, in loan fees and origination costs deferred under the provisions of Statement of Financial Accounting Standards No. 91.

Statements of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, and No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures were adopted on January 1, 1995. At that date, a valuation allowance for credit losses related to impaired loans was established. A loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. Because this definition is very similar to that used by bank regulators to determine on which loans interest should not be accrued, the Company expects that most impaired loans will be on non-accrual status. Therefore, in general, the accrual of interest on impaired loans is discontinued, and any uncollected interest is written off against interest income from other loans in the current period. No further income is recognized until all recorded amounts of principal are recovered in full or until circumstances have changed such that the loan is no longer regarded as impaired.

There are some loans about which there is doubt regarding the collectibility of interest and principal according to the contractual terms, but which are both fully secured by collateral and are current in their interest and principal payments. These impaired loans are not classified as non-accrual. Not all types of loans are covered by the provisions of these statements. Loans not covered by the statements may be classified as non-accrual because of concern for collectibility, but not be reported as impaired.

The amount of the valuation allowance for impaired loans is determined by comparing the recorded investment in each loan with its value measured by one of three methods: (1) the expected future cash flows are estimated and then discounted at the effective interest rate; (2) the loan's observable market price if it is of a kind for which there is a secondary market; or (3) a valuation of the underlying collateral. A valuation allowance is that amount by which the recorded investment exceeds the value of the impaired loan. If the value of the loan as determined by one of the above methods exceeds the recorded investment in the loan, no valuation allowance for that loan is established. The following table discloses balance information about the impaired loans and the allowance related to them ($ in thousands) as of September 30, 1996 and December 31, 1995:

                                            September 30,       December 31,
                                                1996                1995

Loans identified as impaired                  $8,430              $13,295
Impaired loans for which a valuation
     allowance has been determined             4,957               13,295
Impaired loans for which no valuation
     allowance was determined necessary        3,473                   --
Amount of valuation allowance                  2,166                4,766

The provisions of SFAS Nos. 114 and 118 permit the valuation allowance reported above to be determined on a loan-by-loan basis or by aggregating loans with similar risk characteristics. Because the loans currently identified as impaired have unique risk characteristics, the valuation allowance was determined on a loan-by-loan basis.

The following table discloses additional information ($ in thousands) about impaired loans for the three and nine-month periods ended September 30, 1996 and 1995:


                                          Three-Month Period    Nine-Month Period
                                          Ended September 30,   Ended September 30,
                                            1996      1995        1996       1995
Average amount of
recorded investment
in impaired loans ..............          $8,478    $23,832      $9,035    $25,100
Collections of interest
from impaired loans and
recognized as interest income ..              --    $   412      $  249    $ 1,145

The Company also provides an allowance for losses for: (1) loans that are not covered by the provisions of SFAS Nos. 114 and 118; (2) loans which, while covered by the statements, are not identified as impaired; and (3) losses inherent in loans of all types which have not been specifically identified as of the period end. This allowance is based on review of individual loans, historical trends, current economic conditions, and other factors.

Loans that are deemed to be uncollectible, whether or not covered by the provisions of the statements, are charged-off. Uncollectibility is determined based on the individual circumstances of the loan and historical trends.

The valuation allowance for impaired loans of $2.2 million is included with the general allowance for loan losses of $13.7 million to total the $15.9 million reported on the balance sheet for September 30, 1996 which these notes accompany and in the statement of changes in the allowance account for the first nine months of 1996 shown below. The amounts related to tax refund anticipation loan and to all other loans are shown separately.

Balance, December 31, 1995 ...........................         $12,349
Provision for tax refund anticipation loans ..........           1,100
Tax refund loan losses charged against allowance .....          (1,080)
Tax refund loan recoveries added to allowance ........           1,359
Provision for other loan losses ......................           3,164
Other loan losses charged against ....................          (2,550)
Other loan recoveries added to all ...................           1,552
                                                               -------
Balance, September 30, 1996 .................                  $15,894
                                                               =======

6.   Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to income over the estimated useful lives of the assets, generally by the use of an accelerated method in the early years, switching to the straight line method in later years. Leasehold improvements are amortized over the terms of the related lease or the estimated useful lives of the improvements, whichever is shorter. Depreciation expense (in thousands) was $615 and $525 for the three-month periods ended September 30, 1996 and 1995, respectively, and $1,617 and $1,408 for the nine-month periods ended September 30, 1996 and 1995, respectively. The table below shows the balances by major category of fixed assets: (in thousands)

                                  ----------------------------------------
                                                  Accumulated     Net Book
September 30, 1996                    Cost        Depreciation     Value
                                  ----------------------------------------
Land and buildings                $     5,614  $      3,081   $     2,533
Leasehold improvements                  6,396         4,447         1,949
Furniture and equipment                13,273        10,661         2,612
                                  ----------------------------------------
    Total                         $    25,283  $     18,189   $     7,094
                                  ========================================

                                                  Accumulated     Net Book
December 31, 1995                     Cost        Depreciation     Value
                                  ----------------------------------------
Land and buildings                $     5,607       $ 2,967        $2,640
Leasehold improvements                  6,427         3,996         2,431
Furniture and equipment                12,843         9,765         3,078
                                  ----------------------------------------
    Total                         $    24,877       $16,728        $8,149
                                  ========================================



7.   Property from Defaulted Loans Included in Other Assets

Property from defaulted loans is included within other assets on the balance sheets. As of September 30, 1996 and December 31, 1995, the Company had $1,583,000 and $1,785,000 respectively, in property from defaulted loans. Property from defaulted loans is carried at the lower of the outstanding balance of the related loan at the time of foreclosure or the estimate of the market value of the assets less disposal costs.